Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., June 27, 2013 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, declared a quarterly dividend of $.12 per share. This quarterly dividend is payable July 31, 2013, to shareholders of record as of July 8, 2013. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We are always pleased when we can continue to reward our shareholders. With the exception of two quarters, the bank has paid a quarterly cash dividend since 1989 - just over two years from when we opened our doors. With recent merger announcements of market competitors, the Bank of South Carolina will be the senior bank headquartered in Charleston. This, we plan to remain."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, (843) 724-1500